                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Jan Bell Marketing, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            JAN BELL MARKETING, INC.





                          13801 NORTHWEST 14TH STREET
                            SUNRISE, FLORIDA   33323

                              ____________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 10, 1995

                              ____________________


TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of Jan Bell Marketing, Inc., a Delaware corporation, will be held on Thursday, August 10, 1995 at 9:00 a.m., local time at the Bonaventure Resort, 250 Racquet Club Road, Fort Lauderdale, Florida.



                 (1) To elect two directors to serve for terms as specified herein or until their successors are elected;


                 (2) To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending January 27, 1996; and

                 (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on July 3, 1995 are entitled to notice of and to vote at the meeting.

         All shareholders are cordially invited to attend the meeting in person.

                                          Sincerely,



                                          Isaac Arguetty
                                          Chairman of the Board

Sunrise, Florida
July 7, 1995

________________________________________________________________________________
         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
________________________________________________________________________________

                            JAN BELL MARKETING, INC.

                               _________________

                                PROXY STATEMENT

                               _________________

                 INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

         The enclosed Proxy is solicited by the Board of Directors of Jan Bell Marketing, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held Thursday, August 10, 1995 at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Bonaventure Resort, 250 Racquet Club Road, Fort Lauderdale, Florida.


         These proxy solicitation materials were mailed on or about July 7, 1995. Although the Annual Report is being mailed with the proxy materials, the Annual Report should not be deemed to be part of this Proxy Statement.


         The Company's corporate offices are located at 13801 Northwest 14th Street, Sunrise, Florida 33323, and its phone number at such address is (305) 846-2705.



RECORD DATE AND SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Shareholders of record at the close of business July 3, 1995 are entitled to notice of and to vote at the meeting. At the record date, 25,748,358 shares of the Company's voting common stock were issued and outstanding.

         A list of stockholders entitled to vote at the meeting will be available at the Company's corporate offices on August 10, 1995 and for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m.


         As of May 15, 1995, the following table sets forth the beneficial ownership of voting common stock of the Company by each director and director nominee, by all directors and executive officers as a group and by all persons known by the Company to be the beneficial owners of more than 5% of the voting common stock:


                                                                                   SHARES OF COMMON STOCK
                                                                                     BENEFICIALLY OWNED
                                                                             ----------------------------------
                                                                                                 PERCENT OF
                                                                             NUMBER OF             SHARES
         NAME AND ADDRESS (1)                                                 SHARES           OUTSTANDING(1)
         -----------------------                                             ---------        -----------------
         Isaac Arguetty(2)...............................                     162,700                0.6%

         Joseph Pennacchio(3)............................                      82,325                0.3%

         Chaim Edelstein(4)..............................                      30,000                0.1%

         Dean Groussman(5)...............................                      45,000                0.2%

         Thomas Epstein(6)...............................                      25,000                0.1%

         John W. Burden(7)...............................                      30,000                0.1%

         Sidney J. Feltenstein(8)........................                      30,000                0.1%


         Alan and Janice Lipton..........................                 1,794,038              6.9%
          655 Ocean Drive
          Golden Beach, FL 33160

         Eliahu Ben Shmuel(9)............................                 1,455,750              5.7%
          1000 Island Blvd #2006
          Miami, FL 33160

         Marbella Resources, Ltd(10).....................                 1,635,588              6.4%
          Tropical Isle Building
          Wickhams Cay, Road Town
          Tortola, British Virgin Islands

         Buetel, Goodman Capital Management(11)..........                 1,867,465              7.3%
          5847 San Felipe  Suite 4500
          Houston, Texas  77057

         All executive officers and directors as a
          group (8 persons) (12).........................                   620,317              2.4%

- ------------------


(1) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his or her name.
(2) Includes currently exercisable options to purchase 100,000 shares. Does not include shares of common stock registered in the name of Marbella Resources Limited, wholly owned by the Amid Trust, of which Mr. Arguetty is a beneficiary, but with respect to which he has no voting or dispositive power. See footnote (10) below.
(3)      Includes currently exercisable options to purchase 72,000 shares.
(4)      Includes currently exercisable options to purchase 20,000 shares.
(5)      Includes currently exercisable options to purchase 20,000 shares.

(6)      Includes currently exercisable options to purchase 25,000 shares.

(7)      Includes currently exercisable options to purchase 20,000 shares.
(8)      Includes currently exercisable options to purchase 20,000 shares.
(9)      Includes 146,800 shares held in the Ben Shmuel 1992 Charitable
         Unitrust.
(10) Marbella Resources Limited reports that as of May 15, 1995 it owned 1,635,588 shares.
(11)     Buetel reported this ownership to the Company on May 17, 1995.

(12) Includes 451,168 shares issuable upon the exercise of currently exercisable stock options for all executive officers and directors.


REVOCABILITY OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is used by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


VOTING AND SOLICITATION

         If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the Annual Meeting. Where a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees and for the appointment of the independent accountants.

         Each share has one vote on each matter properly submitted for a vote at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. The nominees receiving the most support for the number of positions to be filled are elected directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.


DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1996 Annual Meeting must be received by the Company no later than March 20, 1996 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present to the Company an item for consideration as an agenda item for a meeting, he or she must give timely notice to the Secretary and give a brief description of the business desired to be discussed. To be timely for the 1995 Annual Meeting, such notice must be delivered to or mailed to and received by the Company no later than 5:00 p.m. local time on July 20, 1995.


                             ELECTION OF DIRECTORS




         The Board of Directors currently consists of six members and is classified into three classes with each class holding office for a three year period. The term of Mr. Feltenstein expires in 1995; the terms of Messrs. Burden and Groussman expire in 1996; and the terms of Messrs. Arguetty, Edelstein and Pennacchio expire in 1997. Although the term of Ms. Trudeau was to expire in 1995, she resigned as an employee and director of the Company effective June 2, 1995. Under the Bylaws, the number of directors may be increased to thirteen. The Certificate of Incorporation restricts the removal of directors under certain circumstances.



         Two directors, including one present director, Sidney Feltenstein, are to be elected at the meeting for terms expiring in 1998. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the persons named below as the Company's nominees. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual
Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.


         Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid to Corporate Secretary, Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323, not later than: (i) with respect to the election to be held at an annual meeting of shareholders, 30 days in advance of such meeting, and,
(ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director if elected. The chairman of a shareholder meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.



INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS



         The names of the directors, nominees and executive officers and certain information about them are set forth below.



                                                                                                      DIRECTOR
     NAME                         AGE           PRINCIPAL OCCUPATION                                   SINCE
     ----                         ---           --------------------                                  --------
Thomas Epstein                    38       Private Investor and Financial                              Nominee
                                           Consultant

Isaac Arguetty                    49       Chairman of the Board and                                   1994
                                           Director of Delheim and
                                                 Worchester PLC

Joseph Pennacchio                 48       Director, Chief Executive Officer and                       1994
                                           President of Jan Bell

Chaim Edelstein                   52       Director and Retail Consultant                              1994

Dean Groussman                    56       Director and Chief Executive Officer and                    1994
                                           President of Groussman and Associates

John Burden                       58       Director and Partner in                                     1994
                                           Retail Options, Inc.

Sidney Feltenstein                54       Director and Chairman, CEO and                              1994
                                           President of A & W International

Richard Bowers                    43       Senior Executive Vice President,
                                           General Counsel and Secretary



         The following sets forth certain biographical information with respect to each of the nominees for director.

         THOMAS EPSTEIN

         Mr. Epstein has been a private investor and financial consultant since 1990 and has been a consultant to the Company since February 1995. Mr. Epstein was affiliated with Zaleski, Sherwood & Co., Inc. from April 1986 to September 1990. From 1980 to 1986, Mr. Epstein was employed by Bankers Trust Company in various capacities, including Vice President. Mr. Epstein is also a director of Sun Television and Appliances, Inc.

         SIDNEY FELTENSTEIN

         Mr. Feltenstein has been a Director of the Company since 1994. He is currently the Chairman, CEO and President of A & W International, Inc. Prior to such time, Mr. Feltenstein was the Executive Vice President and Chief Marketing Officer of Burger King Corporation from 1991 to 1993. Prior to that time, he was employed by Dunkin Donuts, Inc., where he was Senior Vice President and Chief Marketing Officer from 1979 to 1991.

         The following sets forth certain biographical information with respect to each of the remaining directors and the executive officers.


         ISAAC ARGUETTY

         Mr. Arguetty was a co-founder, the Executive Vice President and a Director of the Company and its predecessors from 1983 until December 1990, Chairman of the Board of Directors from July 1987 to January 1990, and Co-Chairman of the Board of Directors from January 1990 until December 1990. From 1991 through the present, Mr. Arguetty has been a Director with Delheim and Worchester PLC, a U.K. based international finance company. In May 1994, he rejoined the Company as Co-Chairman of the Board.

         JOSEPH PENNACCHIO

         Prior to joining the Company in May 1994, Mr. Pennacchio was most recently President of Jordan Marsh Department Stores. He started with Federated Department Stores in January 1988 as Senior Vice President of Merchandising for the Abraham & Straus Division in Brooklyn, New York. He was subsequently promoted to Group Senior Vice President of Merchandising responsible for Home, Men's, Kids, Intimate Apparel and Cosmetics in February 1990. He assumed his position as President of Jordan Marsh in March 1992. Prior to joining Federated, Mr. Pennacchio spent eight years with Macy's of New York in various merchandising positions, the last one being that of Merchandise Vice President.

         CHAIM EDELSTEIN

         Mr. Edelstein commenced employment with Abraham & Strauss in 1978, where he was the Chairman and Chief Executive Officer from 1985 through 1994. Prior to 1978, Mr. Edelstein was with Hecht & Co. (a division of May Department

Stores).

         DEAN GROUSSMAN

         Mr. Groussman was the Chairman, President and Chief Executive Officer with Zale Corporation from September 1992 to August 1993. Mr. Groussman was with Canadian Tire Corporation serving as Chief Executive Officer and President from 1985 to 1992. From 1979 to 1985, Mr. Groussman was the President and Chief Operating Officer of various Zale Corporation divisions. Mr. Groussman was Vice President and General Merchandising Manager for Venture Stores, Inc. from 1969 to 1979 and with Target Stores, Inc. from 1964 to 1969. Mr. Groussman currently serves as a Director of CompUSA, Inc., Sportstown, Inc., and Ackland Limited.

         JOHN BURDEN


         Mr. Burden is currently a partner in Retail Options, Inc. Prior to such time, Mr. Burden commenced employment with Federated Department Stores in 1971, where he served as Chairman of Federated Department Stores and Allied Department Stores from 1988 through 1990. Mr. Burden is a director of Chaus, Inc. and Carson Pirie Scott, Inc.




         RICHARD BOWERS

         Mr. Bowers has been the Senior Executive Vice President and General Counsel of Jan Bell since May 1991, and Secretary since September 1992. Prior to such time, he was engaged in the private practice of law with the firm of Gaston & Snow.

                           COMPENSATION OF DIRECTORS

                 Directors who are not employees of the Company receive compensation of $20,000 per year plus reimbursement of reasonable expenses for attending meetings and automatically receive options to purchase at an exercise price equal to the market price on the grant date 10,000 voting common shares on the date of their initial election and each year thereafter on January 1. Such options are exercisable in full six months after the grant date and until two years after a person ceases to be a director. Directors who are employees of the Company do not receive additional compensation for services as a director. Mr. Arguetty and Mr. Edelstein have agreed to waive their entitlement to the cash compensation and options payable to directors who are not employees.


                 Mr. Epstein, a nominee for Director, has served as a financial and investment banking consultant to the Company since February 1995. Under his consulting arrangement which is terminable at will by either party, Mr. Epstein receives $5,000 each month and reimbursement of reasonable expenses.
He also received 25,000 options exercisable at the current market price of $3.63 per share on the date of grant.


                 Effective as of the time that Mr. Arguetty was appointed the Co-Chairman of the Board in May 1994, the Company entered into an agreement with Mr. Arguetty to pay him $150,000 annually and to reimburse him for his reasonable expenses in performing his duties as Chairman. He was also granted an option to purchase 500,000 common shares at a purchase price of $5.00 per share which was equal to the fair market value of such shares on the grant date, which option becomes exercisable in five equal installments on each of the first five anniversaries of the grant date. If during any period of at least 20 consecutive trading days commencing on or after the first anniversary of the grant date, the average of the closing price of Jan Bell common stock on each such trading day shall equal or exceed the target stock prices as set forth below, then the option shall become exercisable as to such number of shares equal to the total number of shares subject to the option on the grant date, multiplied by the applicable vesting percentage set forth below:

                       Target Stock Price     Vesting Percentage
                       ------------------     ------------------
                             $7.50                   50%
                             $9.00                   100%

The option shall become immediately exercisable upon (i) the occurrence of any accelerating event described in the Plan, and (ii) the cessation of Mr. Arguetty's service as a member of the Board by reason of death, disability or removal initiated by the Board for reasons other than Cause, the Board's failure to nominate Mr. Arguetty for reasons other than Cause, or, if nominated, the failure of Jan Bell's stockholders to elect Mr. Arguetty to the Board. "Cause" means (i) the failure of Mr. Arguetty to render services to Jan Bell in accordance with his obligations, which failure amounts to gross neglect of his duties to Jan Bell for more than fifteen (15) days after having received written notice specifying the nature of the failure, or (ii) the conviction of Mr. Arguetty in a court of law of any crime or offense involving misappropriation or misuse of money or other property of Jan Bell. Upon the cessation of Mr. Arguetty's service as a member of the Board, the option shall be exercisable for a period no shorter than two years (three years if by reason of death or disability) following such cessation; provided, however, that the option shall be exercisable during such period only to the extent it is exercisable as of such cessation, and no further installments shall become exercisable thereafter.

         Also, if the trading price of Jan Bell stock closes at or above $9.00 on any day prior to May 15, 1996, then Jan Bell shall grant to Mr. Arguetty on the day following such trading day an option to purchase an additional 200,000 shares at a price equal to such closing price. Such option shall be subject to the same terms as the prior discussed option.

         Effective as of January 12, 1995, Mr. Arguetty was granted an option to purchase an additional 540,000 common shares at a purchase price of $4.00 per share, which price was greater than the fair market value of such shares on the grant date. The option is exercisable in three equal installments of 180,000 shares on each of the first three anniversaries of the grant date. The option is subject to earlier exercisability as set forth above.

         The Company has engaged Mr. Edelstein to perform certain consulting services for the Company, primarily relating to retail expansion. Mr. Edelstein is to be paid $2,500 per day for his services, subject to an annual cap of $150,000. In addition, on May 4, 1995, Mr. Edelstein was granted options under the Company's Stock Option Plan to purchase 270,000 common shares at a price of $2.63 per share, which was the fair market value of such shares on such date. The options become vested and exercisable in equal installments as of the first three fiscal year ends after the date of grant, provided that the consulting arrangement remains in effect, and provided, further, that with respect to the second and third installment, no vesting shall occur unless certain goals as to Company performance for the relevant fiscal years are achieved. The options will become vested in any event upon (i) Mr. Edelstein's removal from the Board for reasons other than cause, (ii) the day before the tenth anniversary of the date of grant if Mr. Edelstein is then performing consulting services for the Company, (iii) the occurrence of such events as may be provided for in the Stock Option Plan. Over the period from May 1994 to May 1995, fees paid by the Company to Mr. Edelstein totaled $45,000. The Company believes that the terms of the arrangement with Mr. Edelstein are no less favorable than those that could be obtained from an unaffiliated third party for comparable services.


                         BOARD MEETINGS AND COMMITTEES

         The Board of Directors held a total of nine meetings and five Consents to Action in Lieu of Meetings during the fiscal year ended January 28, 1995.
No Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors or any committees.

         The Board presently has an Audit Committee, and Compensation and Option Committees and does not have a nomination committee.

         The Audit Committee presently consists of Messrs. Burden, Edelstein and Groussman and met three times in Fiscal 1994. The Audit Committee can meet independently with the internal auditing staff, representatives of the Company's independent accountants and with representatives of senior management. The Committee reviews the general scope of the Company's annual audit and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors as well as reviewing the engagement or discharge of the Company's independent accountants.

         The Compensation and Option Committees presently consist of Messrs. Burden and Feltenstein and held one meeting and eleven Consents to Action in Lieu of Meetings during the fiscal year ended January 28, 1995. The Compensation and Option Committees may review and report to the Board the salaries and benefit programs designed for executive officers with a view to insure that the Company is attracting and retaining highly qualified managers through competitive salary and benefit programs and encouraging extraordinary effort through incentive rewards.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company to each of the five most highly compensated executive officers, the former CEO and one additional departed executive of the Company during the fiscal year ending January 28, 1995:

                           SUMMARY COMPENSATION TABLE


                                             Annual Compensation        Long-Term Compensation
                                          --------------------------
                                                                                Awards
                                                                        -----------------------

                                                             Other      Restricted
                                 Fiscal                     Annual        Stock                     All Other
   Name and Principal             Year     Salary   Bonus Compensation   Awards(1)     Options     Compensation(2)
      Position                              ($)      ($)      ($)          ($)           (#)            ($)
  --------------------------------------------------------------------------------------------------------------------
   Alan Lipton                 1994     $202,619        0    N/A(3)              0     200,000(4)         0
     Former CEO (4)            1993      121,445        0    N/A        $1,742,812     100,000(4)   $14,318
                               1992      459,275 $214,570    N/A                 0           0            0

   Joseph Pennacchio           1994     $359,307        0    N/A                 0     360,000       65,000(5)
     CEO

    Peter Hayes                1994     $375,000        0    N/A                 0     330,000(6)   145,500(5)
     Former President(6)

   Richard Bowers              1994     $269,175        0    N/A                 0           0      540,408(7)
     Senior Executive Vice     1993      292,186        0    N/A           697,125      75,000       13,790
     President and             1992      294,477  182,285    N/A           135,000      50,000            0
     General Counsel

   Eli Ben Shmuel              1994     $283,527        0    N/A                 0     200,000(8)         0
     Former Executive Vice     1993      121,442        0    N/A         1,742,812     100,000(8)         0
     President of Procurement
     - Watches and
     Accessories (8)

   Frank Fuino, Jr.            1994     $175,000        0    N/A                 0           0       15,000
     Former Executive Vice     1993      114,423   45,000    N/A                 0      45,000       15,000
     President of Finance
     and Chief Financial
     Officer(9)

   Rosemary Trudeau            1994     $144,000        0    N/A                 0           0       15.140
     Former Senior Vice
     President of Investor
     Relations(10)
- ------------------------


(1) Dividends (if any) will be paid on restricted stock. The aggregate number of shares of restricted stock and their value at fiscal year-end ($3.25 per share) is as follows: Richard Bowers - 5,130 shares, $16,672.
(2) Except as otherwise explained, the amounts set forth in this column for each individual represent payments of annual premiums by the Company for whole life insurance policies provided to executive officers.
(3)  Entries marked "n/a" represent information which is not reportable.
(4) Mr. Lipton resigned as CEO on July 11, 1994 and all options have been subsequently cancelled.
(5) Represents for each person annual premiums of $15,000 for whole life insurance policies and fixed bonuses and payments regarding commencement of employment and relocation.
(6) Mr. Hayes resigned as President on April 30, 1995 and all options were cancelled.
(7) Represents $15,408 for annual premium for whole life insurance policy and $525,000 as consideration for entering into new employment agreement and waiving substantial and material rights available under previous agreement.
(8) Mr. Ben Shmuel resigned as Executive Vice President of Procurement on July 11, 1994 and all options have been subsequently cancelled.

(9)  Mr. Fuino resigned effective May 31, 1995.
(10) Ms. Trudeau resigned effective June 2, 1995 and will be a consultant until June 1996.

         Prior to July 1994, Mr. Lipton was employed as the Chief Executive Officer until July 31, 1996 with an annual base salary of $451,000 and an annual cash bonus equal to one percent on income before taxes. In July 1994, as part of the transition of management in connection with the Company changing from being primarily a wholesaler to becoming a retailer, Mr. Lipton's existing contract was mutually terminated. He became a Senior Advisor to the Board until July 1996. The base pay was $150,000 annually, and he received a grant of 200,000 options to purchase stock at an exercise price equal to the fair market value on the grant date, which options were to vest over a five year period. In September 1995, Mr. Lipton left the Company upon mutual agreement. Upon departure, he received a Company car and certain health benefits. All options held by Mr. Lipton were subsequently cancelled.

         Mr. Pennacchio joined the Company in May 1994 and is employed as the Chief Executive Officer and Chief Merchandising Officer and to be elected as a director until May, 1999. Mr. Pennacchio receives a base annual salary of $540,000 (subject to annual adjustment to reflect increases in the consumer price index) with a discretionary annual bonus of up to $216,000. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for the remaining term of the agreement with the acceleration of outstanding options. Mr. Pennacchio may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change of control, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets or the failure to maintain him as Chief Executive Officer, Chief Merchandising Officer and a director.

         Mr. Hayes joined the Company in April 1994 and is employed as the President and Chief Operating Officer and to be elected as a director until April 24, 1999. Mr. Hayes receives a base annual salary of $500,000 (subject to annual adjustment to reflect increases in the consumer price index) with a discretionary annual bonus of up to $200,000. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for the remaining term of the agreement with the acceleration of outstanding options. Mr. Hayes may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change of control, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets or the failure to maintain him as President and a director. Mr. Hayes and the Company agreed to his termination of employment and resignation as a director as of the end of April, 1995, at which time Mr. Hayes received a cash payment of $985,000, the right to reimbursement of certain legal expenses up to $10,000, and continued use of a Company automobile until he secures other full-time employment (but in no event longer than one year). All stock options held by Mr. Hayes were cancelled.

         Mr. Bowers is employed as the Senior Executive Vice President and General Counsel until August 1, 1999. Mr. Bowers receives a base annual salary of $240,000 (subject to annual adjustment to reflect increases in the consumer price index) with a discretionary annual bonus of up to $96,000.00. The agreement allows Jan Bell to terminate his employment for cause without termination benefits or without cause upon payment of the base salary and annual bonus for the remaining term of the agreement with acceleration of outstanding options and vesting of bonus stock. Mr. Bowers may terminate the agreement on the same terms as a termination by Jan Bell without cause following a change in control, the takeover, merger or acquisition of Jan Bell or a sale of substantially all of Jan Bell's assets, or the failure to appoint him as Senior Executive Vice President and General Counsel.

         Prior to July 1994, Mr. Ben Shmuel was employed as the Executive Vice President of Procurement, Watches and Accessories until September 30, 1996 with an annual base salary of $451,000 and an annual cash bonus equal to one percent of income before taxes. In July 1994, as part of the transition of management in connection with the Company changing from being primarily a wholesaler to becoming a retailer, Mr. Ben Shmuel's existing contract was mutually terminated. He became a Senior Advisor to the Board until July 1996. The base pay was $150,000 annually, and he received a grant of 200,000 options to purchase stock at an exercise price equal to the fair market value on the grant date, which options were to vest over a five year period. In January 1995, Mr. Ben Shmuel left the Company upon mutual agreement. Upon departure, he received a Company car and certain health benefits. All options held by Mr. Ben Shmuel were subsequently cancelled.

         Mr. Fuino was employed as Executive Vice President of Finance until May 3, 1996 at a base salary of $175,000 with a discretionary annual bonus not to exceed $70,000. The agreement allowed the Company to terminate the employment of Mr. Fuino for cause without termination benefits or without cause upon payment of $175,000 base salary and acceleration of outstanding options. Mr. Fuino could terminate the agreement on the same terms as a termination by Jan Bell without cause if the Company merged with or was acquired by another entity and his duties and position were substantially reduced or changed in a manner not reasonably acceptable to Mr. Fuino. Mr. Fuino and the Company agreed to his termination of employment as of the end of May 1995, in connection with which Mr. Fuino received a cash payment of $175,000, continued use of a Company car until June 15, 1995, and full vesting of all unvested stock options. In addition, the exercise period for all outstanding options held by Mr. Fuino was extended to June 1, 1997.


         Ms. Trudeau was employed as Senior Vice President of Investor Relations until August 1, 1996 at a base salary of $144,000 with a discretionary annual bonus not to exceed $57,600. The agreement allowed the Company to terminate the employment of Ms. Trudeau for cause without termination benefits of without cause upon payment of $72,000, and acceleration of outstanding options. Ms. Trudeau and the Company agreed to her termination of employment and resignation as a director as of June 2, 1995, at which time Ms. Trudeau received a cash payment of $72,000, continued health insurance coverage for one year, continued use of a Company automobile until September 1, 1995, and full vesting of all unvested stock options. In addition, the exercise period for all outstanding options held by Ms. Trudeau was extended to the end of their respective 10-year terms. In consideration for a $5,000 monthly fee, Ms. Trudeau agreed to perform such consulting services as may be requested by the Company over the course of the one-year period following her termination of employment.


CERTAIN TRANSACTIONS

         The Company has from time to time engaged the services of Dr. Anthony Armstrong, an employee of Delheim & Worcester, a U.K. based international finance company, to perform certain financial consulting services. Dr. Armstrong's services have consisted primarily of preparing merchandising and inventory reports and sales sensitivity analyses. Mr. Arguetty serves as a director to and is principal shareholder of Delheim & Worcester. Over the period from May 1994 to May 1995, fees paid by the Company to Delheim & Worcester totaled $29,729. The Company believes that the terms of the arrangement with Delheim & Worcester are no less favorable than those that could be obtained from an unaffiliated third party for comparable services.


         For information regarding compensation paid to Messrs. Arguetty and Edelstein, see COMPENSATION OF DIRECTORS.

         During the fiscal year ending January 28, 1995, the Company make certain payments regarding the cancellation of unvested restricted stock held by certain individuals as follows: 78,000 unvested restricted shares held by Mr. Lipton for $312,000; 78,000 unvested restricted shares held by Mr. Ben Shmuel for $312,000; and 37,000 unvested restricted shares held by Mr. Bowers for $148,000.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides information regarding stock options granted to the named executive officers in the fiscal year ended January 28, 1995. In addition, in accordance with SEC rules there are shown the hypothetical gains or "option spreads" that would exist for the respective options.

                          Individual Grants
- ------------------------------------------------------------------------------
                                       Percent of                                Potential Realizable Value
                           Number of      Total                                      at Assumed Annual Rates
                          Securities    Options/                                  of Stock Price Appreciation
                          Underlying      SARs                                         For Option Term(3)
                           Options/     Granted to                                ---------------------------
                             SARs       Employees   Exercise or
                           Granted(1)   in Fiscal   Base Price(2)   Expiration
  Name                        (#)          Year       ($/Sh)            Date        0%($)      5%($)     10%($)
- -------------------------------------------------------------------------------------------------------------

Alan H. Lipton, Former CEO   200,000(5)    8.7%       $5.00           5/15/04(5)      0         630,000     1,600,000
Peter Hayes                  330,000(5)   14.4%       $5.62           4/25/04(5)      0       1,168,000     2,966,400
Joseph Pennacchio            360,000      15.7%       $5.00           5/15/04         0       1,134,000     2,880,000
Eli Ben Shmuel               200,000(5)    8.7%       $5.00           5/15/04(5)      0         630,000     1,600,000
All Shareholders(4)                                                                   0      81,900,000   208,000,000
- ------------------

(1) No SAR's were granted in 1994. Individual option grants become exercisable in installments over a five year period on each of the anniversaries of the grant date. Options can become immediately exercisable upon the occurrence of certain corporate events, including a change in control of the Company or delivery of written notice of a stockholder's meeting to consider a merger, sale of assets or similar reorganization. All options granted in 1994 have ten year terms.
(2) All grants were made at or above 100% of fair market value as of the date of grant.
(3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(4) No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. Represents aggregate increases in incremental gain to all stockholders as a group which would result from the application of the same assumptions to all shares outstanding on January 28, 1995.
(5)  Subsequently cancelled after departure from the Company.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES


         The following table shows stock option exercises by named executive officers in 1994, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and non-exercisable stock options as of January 28, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the
year- end price of $3.25   per share of common stock.

- --------------------------------------------------------------------------------------
                                                      Number of
                                                      Securities        Value of
                                                      Underlying        Unexercised
                                                      Unexercised       in-the-Money
                                                     Options/SARs       Options/SARs
                              Shares                at Fiscal Year-    at Fiscal Year-
                             Acquired                   End(#)              End($)
                                on       Value      ----------------------------------
                             Exercise  Realized(1)    Exercisable/       Exercisable/
         Name                   (#)       ($)         Unexercisable     Unexercisable
- --------------------------------------------------------------------------------------
Alan H. Lipton, Former CEO      0         0           50,000 /250,000(2)     0/0
Joseph Pennacchio               0         0                0 /360,000        0/0
Peter Hayes                     0         0           30,000 /300,000(2)     0/0
Eli Ben Shmuel                  0         0           70,000 /260,000(2)     0/0
Richard W. Bowers               0         0          152,500 / 37,500        0/0
Frank S. Fuino, Jr.             0         0           15,000 / 30,000        0/0
- --------------------

(1)  Fair market value of shares at exercise minus the exercise price.
(2)  All such options cancelled after the fiscal year end.

                               PERFORMANCE GRAPH

         The graph below compares the five year cumulative total return for Jan Bell stock with the cumulative total return of the Amex Market Value Stock Index and the S&P Retail Specialty Index. The graph assumes $100 invested on December 31, 1989 in Jan Bell stock and $100 invested at that time in each of the indexes. The comparison assumes that dividends are reinvested.



                                    [GRAPH]



                               JBM


                                                            Cummulative Total Return
                                                            ------------------------
                                           12/89       12/90       12/91       12/92       12/93        1/95    9B3BCJBM
Jan Bell Marketing Inc.            JBM       100          28          56          81          37          12    02/24/95

AMEX MARKET VALUE                 IAMX       100          82         105         106         126         115    9B3B1AMX

S & P RETL STRS - SPECIALTY       IRSS       100          99         150         201         200         190    9B3B1RSS


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's current and former Chief Executive Officer ("CEO") and the four other most highly compensated executive officers during Fiscal 1994. The disclosure requirements for these individuals (the "named executive officers") includes the use of tables and a report explaining the rationale and considerations regarding the executive compensation decisions affecting those individuals. In fulfillment of these requirements, the current Compensation Committee consisting of Mr. Burden and Mr. Feltenstein has prepared the following report. The Compensation Committee is composed entirely of directors who have never been employees of the Company. The Compensation Committee obtains from time to time advice and data concerning executive compensation from independent compensation consulting firms. In Fiscal 1994, advice was obtained regarding stock option grants and cash compensation for newly hired executives and directors.


         COMPENSATION PHILOSOPHY

         This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting actions taken by the Company. With regard to compensation actions affecting Mr. Pennacchio, the Committee will act as the approving body.

         The executive compensation program of the Company has been designed to:

         [ ] Support a pay for performance policy that provides compensation amounts based both on overall corporate results and individual performance;

         [ ] Motivate key senior officers to achieve strategic business initiatives and reward them for their achievement;

         [ ] Provide total compensation opportunities which allow the Company to compete for and retain talented results oriented executives who will contribute to the Company's short-term and long-term success; and

         [ ] Align the interests of executives with the long-term interests of stockholders through award opportunities based on stock performance.

         At present, the executive compensation program is comprised of base salary, annual bonus cash incentive opportunities based on subjective analysis, and long-term incentive opportunities in the form of grants of stock options.

         As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is generally based on performance incentives and less on base salary, causing greater variability in the individual's absolute compensation level from year-to-year. Incentive compensation (all pay other than salary) comprises in excess of 50% of the compensation opportunity and is tied to the Company's short term earnings and long term stock performance.

         In reviewing or administering the individual elements of the executive compensation program, the Company and the Committee strive to balance short and long-term incentive objectives and utilize prudent judgment in reviewing performance criteria and incentive payments. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken with regard to Fiscal 1994 compensation. While the Company has not yet established a policy with respect to qualifying compensation paid to executive officers for deductibility under new Internal Revenue Code provisions relating to over $1 million compensation packages, the Company is continuing to review the regulations.

         ANNUAL COMPENSATION PROGRAM

         Annual total cash compensation for senior management consists of base salary and discretionary bonuses of up to 40% of base salary. Accordingly, total annual cash compensation varies each year based on achievement of Company performance and profitability.


         Base salaries for the named executive officers are set forth in employment agreements and were not changed in Fiscal 1994. Mr. Pennacchio joined the Company in May 1994, entering into an employment agreement with the Company covering a period of five years. The details of the agreement are set
forth on page 10 of this proxy.   This agreement reflects the compensation
package necessary to obtain Mr. Pennacchio's services for the Company.


         No discretionary bonuses were paid in Fiscal 1994.

         LONG-TERM INCENTIVES -- STOCK OPTION PLAN

         The Company's Stock Option Plan is designed to align a significant portion of the named executive compensation with shareholder interests. In determining the number of options to be awarded, the amount and terms of options previously granted is not considered. The stock options are a right to purchase shares of common stock generally over a ten-year period at the fair market value per share as of the date the option is granted and vesting in increments over a two to five year period, so the options provide value to the recipient only when the stock price increases above the option grant price and the option has become exercisable.


         The Committee has typically granted stock options on an annual basis to executive officers pursuant to shareholder approved plans as well as options at the time an executive commences employment. The Committee did not grant any annual basis options in Fiscal 1994. The Committee granted 360,000 and 330,000 stock options to the CEO and President, respectively, upon the commencement of their employment. The particular allocation was determined in relation to management level and deemed necessary to obtain the services of the respective persons.


        COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

         The Company believes that during Fiscal 1994 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 except as described hereafter. Mr. Ben Shmuel, a former director and officer of the Company, filed in December 1994 two late Form 4 reports. One reported the purchase of 9,000 shares in May 1994, and one reported the purchase of 5,000 shares in June 1994.


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Deloitte & Touche LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending January 27, 1996 and recommends that shareholders vote for ratification of such appointment.

         In the event of a negative vote on such ratification of appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interests of the Company and its shareholders.

         Deloitte & Touche LLP has audited the Company's financial statements annually since 1983. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will each have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


                             AVAILABLE INFORMATION

         The Company files annual reports on Form 10-K with the Securities and Exchange Commission. A copy of such annual report for the fiscal year ended January 28, 1995 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Jan Bell Marketing, Inc., 13801 Northwest 14th Street, Sunrise, Florida 33323, Attention: Corporate Secretary. Copies of all exhibits to the annual report are available upon similar request, subject to payment of a $0.15 per page charge to reimburse the Company for its expenses in supplying any exhibit.




                                          THE BOARD OF DIRECTORS




Dated: July 7, 1995

                                                                      APPENDIX A

PROXY
                            Jan Bell Marketing, Inc.
                             13801 N.W. 14th Street
                             Sunrise, Florida 33323

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Joseph Pennacchio and Isaac Arguetty as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Jan Bell Marketing, Inc. held of record by the undersigned on July 3, 1995, at the Annual Meeting of Shareholders to be held on or about August 10, 1995 or any adjournment thereof.

1.  ELECTION OF DIRECTORS
    [ ] FOR the nominees listed below (except as marked to the         [ ] WITHHOLD AUTHORITY
        contrary below)                                                    to vote for the nominees listed below
(INSTRUCTION:  To withhold authority to vote for an individual nominee, strike a line through the nominee's name below.)


            Sidney J. Feltenstein            Thomas Epstein



2.  PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE
           // FOR           // AGAINST          // ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.





      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSAL 2.

                                  Please sign exactly as name appears  below.
                                  When shares are held by more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.


                                  DATED:__________________________________, 1995
                                           (Be sure to date this Proxy)

                                  ______________________________________
                                  Signature

                                  ______________________________________
                                  Signature